                                                                    Exhibit 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                      Among

                          LADBROKE RACING CORPORATION,

                             CG&E ACQUISITION CORP.

                                       and

                       COLORADO GAMING & ENTERTAINMENT CO.


                           Dated as of August 22, 1997




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
                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
                                    ARTICLE I

                                   THE MERGER. . . . . . . . . . . . . . . .   1

1.1  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

1.2  EFFECTIVE TIME; CLOSING . . . . . . . . . . . . . . . . . . . . . . . .   1

1.3  EFFECTS OF THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . .   2

1.4  CERTIFICATE OF INCORPORATION AND BY-LAWS. . . . . . . . . . . . . . . .   2

1.5  DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

1.6  OFFICERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
            OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES. . . .   2

2.1  EFFECT ON CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . .   2

2.2  EXCHANGE OF CERTIFICATES. . . . . . . . . . . . . . . . . . . . . . . .   3

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . .   5

3.1  ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

3.2  SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

3.3  CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

3.4  AUTHORITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

3.5  NONCONTRAVENTION; FILINGS AND CONSENTS. . . . . . . . . . . . . . . . .   7


                                       i

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                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----

3.6  SEC DOCUMENTS; FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . .   8

3.7  ABSENCE OF CERTAIN CHANGES OR EVENTS. . . . . . . . . . . . . . . . . .   8

3.8  NO UNDISCLOSED LIABILITIES. . . . . . . . . . . . . . . . . . . . . . .   9

3.9  INFORMATION SUPPLIED. . . . . . . . . . . . . . . . . . . . . . . . . .   9

3.10  LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

3.11  LABOR MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

3.12  EMPLOYEE BENEFITS; ERISA . . . . . . . . . . . . . . . . . . . . . . .  10

3.13  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

3.14  COMPLIANCE WITH APPLICABLE LAWS. . . . . . . . . . . . . . . . . . . .  13

3.15  ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .  13

3.16  REAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

3.17  INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . .  14

3.18  INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

3.19  STATE TAKEOVER STATUTES. . . . . . . . . . . . . . . . . . . . . . . .  15

3.20  BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER. . . . .  15

4.1  ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

4.2  AUTHORITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15



                                      ii

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                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----

4.3  NONCONTRAVENTION; FILINGS AND CONSENTS. . . . . . . . . . . . . . . . .  16

4.4  INFORMATION SUPPLIED. . . . . . . . . . . . . . . . . . . . . . . . . .  17

4.5  FINANCING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

4.6  INTERIM OPERATIONS OF PURCHASER . . . . . . . . . . . . . . . . . . . .  17

4.7  LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

4.8  BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                    ARTICLE V

                            COVENANTS OF THE COMPANY . . . . . . . . . . . .  18

5.1  CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . .  18

5.2  OTHER ACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

5.3  NO SOLICITATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

5.4  OPINION OF FINANCIAL ADVISOR. . . . . . . . . . . . . . . . . . . . . .  23

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS. . . . . . . . . . . . .  23

6.1  SHAREHOLDERS MEETING; PREPARATION OF THE PROXY STATEMENT. . . . . . . .  23

6.2  ACCESS TO INFORMATION; CONFIDENTIALITY. . . . . . . . . . . . . . . . .  23

6.3  REASONABLE EFFORTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  24

6.4  FEES AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

6.5  PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . .  25


                                     iii

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                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----

6.6  NOTIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

6.7  CERTAIN LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  26

6.8  OTHER ACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                   ARTICLE VII

                              CONDITIONS PRECEDENT . . . . . . . . . . . . .  26

7.1  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER . . . . . .  26

7.2  CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER . . . . .  26

7.3  CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER TO EFFECT THE
     MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . .  28

8.1  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

8.2  EFFECT OF TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .  29

8.3  AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

8.4  WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                   ARTICLE IX

                               GENERAL PROVISIONS. . . . . . . . . . . . . .  29

9.1  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

9.2  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

9.3  INTERPRETATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31


                                      iv

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                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----

9.4  COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

9.5  ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES . . . . . . . . . . . . . .  31

9.6  ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

9.7  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

9.8  ENFORCEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

9.9  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

9.10  ATTORNEYS' FEES. . . . . . . . . . . . . . . . . . . . . . . . . . . .  32


Exhibit A - Form of Opinion of Counsel for Parent and Purchaser
Exhibit B - Form of Opinion of Counsel for the Company

                          AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER is entered into as of August 22, 1997, among Ladbroke Racing Corporation, a Delaware corporation ("PARENT"), CG&E Acquisition Corp., a Delaware corporation ("PURCHASER"), and Colorado Gaming & Entertainment Co., a Delaware corporation (the "COMPANY").

          WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of Parent, Purchaser and the Company have approved the merger of Purchaser with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), whereby each share of common stock, $.01 par value, of the Company ("COMPANY COMMON STOCK"), other than shares owned directly or indirectly by Parent or by the Company and other than Dissenting Shares (as defined in Section 2.1(d)), will be converted into the right to receive cash;

          WHEREAS, as an inducement to Parent to enter into this Agreement, Parent, and the Company have entered into a Stock Option Agreement (the "STOCK OPTION AGREEMENT") pursuant to which the Company has granted to Parent an option to purchase newly issued shares of Company Common Stock under certain circumstances;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

          SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Purchaser shall be merged with and into the Company at the Effective Time (as defined in Section 1.2). Following the Effective Time, the separate corporate existence of Purchaser shall cease and the Company shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation (the "SURVIVING CORPORATION").

          SECTION 1.2 EFFECTIVE TIME; CLOSING. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties will cause the Merger to be consummated by delivering to the Secretary of State of the State of

Delaware a certificate of merger together with the requisite officer's certificates, each in such form or forms as may be required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL (such documents being referred to collectively as the "MERGER DOCUMENTS"), and shall make all other filings and recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time of filing of the appropriate Merger Documents with the Secretary of State of the State of Delaware, or at such later time, which shall be as soon as reasonably practicable, specified as the effective time in the Merger Documents (the "EFFECTIVE TIME"). Prior to such filing, a closing shall be held at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071, unless another date, time or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

          SECTION 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

          SECTION 1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. (a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and as permitted by law and this Agreement.

          (b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation upon completion of the Merger and remain the Bylaws of the Surviving Corporation until thereafter amended as provided therein and as permitted by law and this Agreement.

          SECTION 1.5 DIRECTORS. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be deemed to have resigned. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.6 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, or as otherwise provided in the Bylaws of the Company.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
            OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          SECTION 2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Purchaser:

          (a) CAPITAL STOCK OF PURCHASER. Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

          (b) CANCELLATION OF PARENT OWNED STOCK. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Purchaser or any other subsidiary of Parent shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) CONVERSION OF COMPANY COMMON STOCK. Subject to Section 3.1(d), each share of Company Common Stock issued and outstanding (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive an amount in cash equal to $6.25 per share (the "MERGER CONSIDERATION"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (d) Notwithstanding anything in this Agreement to the contrary, in the event that dissenters' rights are available in connection with the Merger pursuant to Section 262 of the DGCL, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL ("DISSENTING SHARES") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead shall be converted into the right to receive such consideration as may be determined to be due to such shareholders pursuant to Section 262 of the DGCL, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holders shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The

     Company shall give Parent (i) prompt notice of any written demands for appraisal of shares received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

          SECTION 2.2 EXCHANGE OF CERTIFICATES. (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the "PAYING AGENT"), and prior to or at the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in the amount necessary for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock as part of the Merger pursuant to Section 2.1. The Paying Agent shall invest portions of the Merger Consideration as Parent directs (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be the property of, and shall be turned over to, Parent). The Merger Consideration shall not be used for any other purpose, except as provided in this Agreement.

          (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section
2.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this
Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and, from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (d) NO LIABILITY. At any time following the twelfth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration properly delivered in respect of such share to a public official as required pursuant to any abandoned property, escheat or other similar law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Purchaser as follows (with such exceptions thereto as are set forth in the disclosure schedule delivered by the Company to Parent (the "DISCLOSURE SCHEDULE") with reference to the particular Sections of this Agreement referred to in the Disclosure Schedule):

          SECTION 3.1 ORGANIZATION. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority and governmental approvals to own, lease or operate its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Company has delivered to Parent complete and correct copies of its

Certificate of Incorporation and By-Laws and the certificates of incorporation and by-laws (or other comparable organizational documents) of its subsidiaries, in each case as amended to the date of this Agreement.

          SECTION 3.2 SUBSIDIARIES. Section 3.2 of the Disclosure Schedule lists each subsidiary of the Company. All the outstanding shares of capital stock or other ownership interest of each such subsidiary are owned by the Company (or by another wholly owned subsidiary of the Company) free and clear of all Liens (as defined in Section 9.2), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries or as set forth in Section 3.2 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity.

          SECTION 3.3 CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock. As of August 21, 1997, 5,236,091 shares of Company Common Stock were issued and outstanding. As of August 21, 1997, 319,464 shares of Company Common Stock were reserved for issuance under the Company's Management Incentive and Non-Employee Director Stock Plans (the "STOCK PLANS"), of which 276,631 shares have been allocated (including 9,260 shares to be allocated to directors) and 42,833 shares remain unallocated. Section 3.3 of the Disclosure Schedule contains a complete list of all persons entitled to receive shares of Company Common Stock pursuant to the Stock Plans together with the number of shares allocated to each such person as of the date hereof. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting, registration or disposition of any shares of the capital stock of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the shareholders of the Company with respect to the Merger) or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company. There are not any outstanding contractual obligations of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.

          SECTION 3.4 AUTHORITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to, in the case of the Merger, the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "COMPANY SHAREHOLDER VOTE"). The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to, with respect to the Merger, the Company Shareholder Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Purchaser, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          SECTION 3.5 NONCONTRAVENTION; FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and, assuming the approval of the Merger by the Company Shareholder Vote, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not,
(i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) assuming that all consents, approvals, orders and authorizations described in Section 3.5(b) have been obtained and all registrations, declarations, filings and notifications described in Section 3.5(b) have been made, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, or any other requirement or rule of law (a "LAW"), applicable to the Company or any subsidiary or by which any property or asset of the Company or any subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this

Agreement or the Stock Option Agreement by the Company, the performance by the Company of its obligations hereunder and thereunder or the consummation by the Company of the transactions contemplated hereby and thereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the expiration or termination of the waiting period thereunder, (ii) the filing with the SEC of (x) a proxy statement relating to the required approval by the Company's shareholders of this Agreement (as amended or supplemented from time to time, the "PROXY STATEMENT") and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby, (iii) shareholder approval of the Merger, and the filing of the applicable Merger Documents with the Secretary of State of the State of Delaware, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) as may be required by any applicable state securities or "blue sky" laws, (v) the filing of reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, (vi) filings with the Colorado Division of Gaming, and prior approval before the Effective Time by the State of Colorado Limited Gaming Control Commission, and (vii) filings with, and prior approval before the Effective Time by, the alcoholic beverage control authorities of the State of Colorado.

     SECTION 3.6 SEC DOCUMENTS; FINANCIAL STATEMENTS. The Company and each of its subsidiaries has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since June 7, 1996 under the Exchange Act or the Securities Act of 1933, as amended (the "SECURITIES ACT") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "COMPANY SEC DOCUMENTS"). Each of the Company SEC Documents, at the time it was filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a subsequently filed Company Filed SEC Document (as defined in Section 3.7) (a copy of which has been made available to Parent prior to the date hereof), none of the Company SEC Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          SECTION 3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for the transactions contemplated by this Agreement and except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "COMPANY FILED SEC DOCUMENTS"), since December 31, 1996, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course in a manner consistent with past practice, and there has not been (i) any Material Adverse Change (as defined in Section 9.2(d)),
(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company's capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any director, officer, employee or consultant of the Company or any of its subsidiaries of any increase in compensation or benefits, (y) any granting by the Company or any of its subsidiaries to any such director, officer, employee or consultant of any increase in severance or termination pay, or (z) any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any such employee or executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect (as defined in Section 9.2(d)), (vi) any change in accounting methods, principles or practices by the Company or (vii) any entry by the Company or any of its subsidiaries into any commitment or transaction material to the Company and its subsidiaries taken as a whole.

          SECTION 3.8 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the SEC, as of December 31, 1996, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto). Since December 31, 1996 through and including the date hereof, except as and to the extent set forth in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, other than liabilities incurred in the ordinary course of business. The Company's outstanding liabilities, whether or not accrued, contingent or otherwise, as of August 22, 1997, do not exceed $61,947,506.

          SECTION 3.9 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion in the Proxy Statement, will, at the time the Proxy

Statement is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting (as defined in Section 6.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser for inclusion therein.

          SECTION 3.10 LITIGATION. Except as disclosed in the Company Filed SEC Documents, there is no suit, claim, action, proceeding or investigation (whether judicial, administrative, regulatory, arbitral or otherwise) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries. Except as disclosed in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree.

          SECTION 3.11 LABOR MATTERS. (i) There are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any subsidiary and any of their respective employees, (ii) neither the Company nor any subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees, (iii) there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any subsidiary and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, any threat thereof, by or with respect to any employees of the Company or any subsidiary. The Company and each subsidiary is in material compliance with all applicable Laws relating to the employment of labor, including, without limitation, those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Entities and has withheld and paid to the appropriate Governmental Entities all amounts required to be withheld from employees of the Company and its subsidiaries and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

          SECTION 3.12 EMPLOYEE BENEFITS; ERISA. (a) Section 3.12(a) of the Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "PENSION PLANS"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "WELFARE PLANS"), and each other material plan, material arrangement or material policy (written or oral) providing for bonuses, pensions, profit sharing, stock options, stock purchases, compensation, deferred compensation, incentive compensation, severance, change in control benefit, disability, retiree medical or life insurance, supplemental retirement, death benefits, hospitalization, medical or dental benefits, fringe benefits or other employee benefits, in each case maintained, or contributed to, by the Company or any of its subsidiaries or any other person or entity that, together with the Company is treated as a single employer (each, together with the Company, a "COMMONLY CONTROLLED ENTITY") under Section 414(b), (c),
(m) or (o) of the Internal Revenue Code of 1986, as amended (the "CODE"), for the benefit of any current or former employees, officers, consultants, agents or directors of the Company or any of its subsidiaries (all of the foregoing being herein called "BENEFIT PLANS"). The Company has delivered to Parent true and complete copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 (and related schedules and financial statements or opinions required in connection therewith) filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan (if any such report was required), (iii) the most recent actuarial report and financial statement with respect to each Benefit Plan, as applicable, (iv) the most recent summary plan description (or similar document) for each Benefit Plan for which a summary plan description is required or was otherwise provided to plan participants or beneficiaries, (v) the most recent IRS determination letter, if any, for each Benefit Plan and (vi) each trust agreement and group annuity contract relating to any Benefit Plan.

          (b) All Pension Plans and related trusts that are intended to be tax-qualified plans have been the subject of determination letters from the IRS to the effect that such Pension Plans and related trusts are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code (including the Tax Reform Act of 1986), and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened; no event has occurred and no circumstances exist that would adversely affect or would reasonably be likely to adversely affect the tax qualification of such Pension Plan nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect or would reasonably be likely to adversely affect its qualification or materially increase its costs or require security under Section 302 of ERISA.

          (c) Each Benefit Plan has been administered in all material respects in accordance with its terms. The Benefit Plans are, and have been operated, in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws. All material contributions or payments required to be made to or in respect of the Benefit Plans has been timely made or provided for or properly accrued. There are no unfunded benefit obligations under the Benefit Plans which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the consolidated financial statements of the Company and its subsidiaries. No Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. All contributions, premiums or payments required to be made with respect to any Benefit Plan are fully deductible for income tax purposes and no such deduction previously claimed has been challenged by any Governmental Entity; PROVIDED, HOWEVER, that no benefits under any nonqualified pension or deferred compensation plan are deductible until actually paid. There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to any material liability, and there are not any facts or circumstances that would reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

          (d) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or has withdrawn or expects to withdraw from any such multiemployer plan where such withdrawal has resulted or would result in any material "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 of ERISA or to any material liability under Section 502(i) or (1) of ERISA. Neither any of such Benefit Plans nor any of such trusts has been terminated, nor has there been, nor is there expected to be, any "reportable event" (as that term is defined in Section 4043 of ERISA) as to which notice would be required with the Pension Benefit Guaranty Corporation (the "PBGC") with respect thereto, during the last five years.

          (e) No Commonly Controlled Entity has or reasonably expects to incur liability under Title IV of ERISA (other than for the payment of premiums, none of which are overdue). Each Benefit Plan subject to Title IV of ERISA is fully funded in accordance with the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of such plan. No Commonly Controlled Entity has completely or partially terminated a plan subject to Title IV of ERISA within the last five years. None of the assets of the Company or any subsidiary is the subject of any lien arising under
Section 302 of ERISA or Section 412(n) of the Code; neither the Company nor any subsidiary has been required to post any security under Section 307 of ERISA or
Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

          (f) No employee of the Company or any of its subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement. No amount paid or payable by the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of any transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (g) The Company and its subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the rules and regulations promulgated thereunder ("WARN") and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time. The Company will advise Parent and Purchaser in writing of any material terminations, layoffs and reductions in hours from the date hereof through the Effective Time and will provide Parent and Purchaser with any related information that they may reasonably request.

          (h) Since December 31, 1996 there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any Benefit Plan.

          (i) There exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer, director or consultant of the Company or any of its subsidiaries, and there is no oral or written understanding or arrangement to enter into any such agreement with any such individual.

          (j) The Commonly Controlled Entities have complied in all material respects with the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B. Except for coverage described in the preceding sentence or as disclosed in Section 3.12(j) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has any liability for life, health, medical or other welfare plans to former employees or beneficiaries.

          SECTION 3.13 TAXES. The Company and each of its subsidiaries has filed all federal, state, local and foreign tax returns and reports required to be filed by it. All such returns and reports are complete and correct in all material respects. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes required to be paid by it, and the most recent financial statements contained in the Company Filed SEC Documents reflect reserves sufficient to cover all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, and no requests for waivers of the time to assess any such taxes are pending. The federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the IRS for all years through December 31, 1993. As used in this Agreement, "TAXES" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

          SECTION 3.14 COMPLIANCE WITH APPLICABLE LAWS. The Company and its subsidiaries and affiliates hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities, including but not limited to the Colorado Division of Gaming and the State of Colorado Limited Gaming Control Commission, necessary for the lawful conduct of their respective businesses (the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits. Except as disclosed in the Company Filed SEC Documents, to the knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any Law. Except as set forth in the Company Filed SEC Documents, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries or any Company Permits is pending or, to the knowledge of the Company, threatened.

          SECTION 3.15 ENVIRONMENTAL MATTERS. Neither the Company nor any of its subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any of its subsidiaries' properties or any other properties, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company's or any of its subsidiaries' properties, or (iii) received any written notice (A) of any violation of or liability under any Law relating to any matter of pollution, protection of the environment or natural resources, environmental regulation or control or regarding Hazardous Substances (collectively, "ENVIRONMENTAL LAWS") on, under or emanating from any of the Company's or any of its subsidiaries' current or former properties or operations or any other properties, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its subsidiaries with the terms of any permit required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' current or former properties or operations. For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products, chemicals and products used in or associated with the mining, extraction or refining of minerals and any substances defined or regulated as a pollutant or contaminant under any Environmental Law.

          SECTION 3.16 REAL PROPERTY. (a) Section 3.16(a) of the Disclosure Schedule sets forth a true and complete list of all the real property owned by the Company and its subsidiaries (the "OWNED REAL PROPERTY").

          (b) Section 3.16(b) of the Disclosure Schedule sets forth a true and complete list of the real property leased by the Company and the Subsidiaries (the "LEASED REAL PROPERTY" and, together with the Owned Real Property, the "REAL PROPERTY").

          (c) The Company and its subsidiaries have sufficient title to all their properties and assets, both real and personal, to conduct their respective businesses as currently conducted or as contemplated to be conducted.

          (d) Each parcel of Real Property (i) is owned or leased free and clear of all Liens, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

          (e) All leases of real property leased for the use or benefit of the Company or any subsidiary to which the Company or any subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any subsidiary.

          SECTION 3.17 INTELLECTUAL PROPERTY. The Company and its subsidiaries own, or are validly licensed or otherwise have the legal right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know-how and other proprietary intellectual property rights and computer programs (collectively, "INTELLECTUAL PROPERTY RIGHTS") that are material to the conduct of the business of the Company and its subsidiaries.
Section 3.17 of the Disclosure Schedule sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company and its subsidiaries. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right, and the Company is not aware of any basis for any such claims. To the knowledge of the Company, no person is infringing the rights of the Company or any of its subsidiaries with respect to any material Intellectual Property Right.

          SECTION 3.18 INSURANCE. The Company and its subsidiaries have obtained and maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or its subsidiaries or any properties owned, occupied or controlled by the Company or its subsidiaries and other insurance, in each case, with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks as is customary in the business engaged in by the Company.

          SECTION 3.19 STATE TAKEOVER STATUTES. To the knowledge of the Company, no state takeover statute or similar statute applies or purports to apply to the Merger, this Agreement or the Stock Option Agreement or any of the transactions contemplated by this Agreement or the Stock Option Agreement.

          SECTION 3.20 BROKERS. No broker, investment banker, financial advisor or other person, other than CIBC Wood Gundy Securities Corp. and UniRock Management Corporation, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Parent true and correct copies of the agreement between the Company and CIBC Wood Gundy Securities Corp. and UniRock Management Corporation.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company as follows:

          SECTION 4.1 ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          SECTION 4.2 AUTHORITY. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

          SECTION 4.3 NONCONTRAVENTION; FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement and the Stock Option Agreement by Parent and Purchaser as applicable do not, and the performance by Parent and Purchaser of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of Parent or Purchaser, (ii) assuming that all consents, approvals, orders and authorizations described in Section 4.3(b) have been obtained and all registrations, declarations, filings and notifications described in Section 4.3(b) have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights or Liens that would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by Parent or Purchaser of any of their respective material obligations hereunder or thereunder.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by Parent or Purchaser in connection with the execution and delivery of this Agreement or the Stock Option Agreement by Parent and Purchaser, the performance by Parent and Purchaser of their respective obligations hereunder and thereunder or the consummation by Parent or Purchaser of any of the transactions contemplated hereby and thereby, except for (i) the filing of a premerger notification and report form under the HSR Act, and the expiration or termination of the waiting period thereunder, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement or the Stock Option Agreement and the transactions contemplated hereby and thereby, (iii) shareholder approval of the Merger and the filing of the applicable Merger Documents with the Secretary of State of the State of Delaware, and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) as may be required by any applicable state securities or "blue sky" laws, (v) the filing of reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, (vi) filings with the Colorado Division of Gaming and prior approval before the Effective Time by the State of Colorado Limited Gaming Control Commission, (vii) filings with, and prior approval before the Effective Time by, the alcoholic beverage control authorities of the State of Colorado, and
(viii) such other consents, approvals, orders, authorizations, registrations, declaration, filings and notices the failure of which to be obtained or made would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by Parent or Purchaser of any of their respective material obligations hereunder or thereunder.

          SECTION 4.4 INFORMATION SUPPLIED. None of the information to be supplied by Parent or Purchaser for inclusion in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 4.5 FINANCING. Parent and Purchaser have funds available sufficient to consummate the Merger on the terms contemplated by this Agreement.

          SECTION 4.6 INTERIM OPERATIONS OF PURCHASER. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

          SECTION 4.7 LITIGATION. There is no suit, claim, action, proceeding or investigation (whether judicial, administrative, regulatory, arbitral or otherwise) pending or, to the knowledge of Parent, threatened against Parent or Purchaser that could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by Parent and Purchaser of their respective obligations hereunder and thereunder. Neither Parent nor Purchaser is subject to any outstanding judgment, order, writ, injunction or decree that could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by Parent and Purchaser of their respective obligations hereunder and thereunder.

          SECTION 4.8 BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

     SECTION 5.1 CONDUCT OF BUSINESS. Until the Effective Time, the Company agrees (except as expressly permitted by this Agreement, the Stock Option Agreement or to the extent that Parent shall otherwise consent in writing) as follows:

          (a) ORDINARY COURSE. The Company shall and shall cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

          (b) DIVIDENDS; CHANGES IN STOCK. The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

          (c) ISSUANCE OF SECURITIES. The Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than the issuance of shares of Company Common Stock pursuant to the Stock Plans but only with respect to allocations outstanding on the date hereof.

          (d) GOVERNING DOCUMENTS. The Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its Certificate of Incorporation or By-Laws (or comparable organizational documents).

          (e) NO ACQUISITIONS. The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory and supplies in the ordinary course of business consistent with past practice; PROVIDED, HOWEVER, that the Company shall be permitted to engage in any or all of the transactions identified in Section 5.1(e) of the Disclosure Schedule but only after having received the prior written consent of Parent to the final terms of any such transaction, which consent shall not be unreasonably withheld or delayed.

          (f) NO DISPOSITIONS. The Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets other than the sale or disposition of unnecessary, obsolete, or worn-out equipment in the ordinary course of business.

          (g) CAPITAL EXPENDITURES. The Company shall not, nor shall the Company permit any of its subsidiaries to, make or agree to make any capital expenditures or incur any obligations under capital or financing leases in the aggregate in excess of $2 million during the remainder of the Company's current fiscal year and $1 million per fiscal quarter thereafter.

          (h) INDEBTEDNESS. The Company shall not, and shall not permit any of its subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others except in the ordinary course and pursuant to credit agreements existing on the date hereof or any extensions, renegotiations, renewals or replacements therefor; PROVIDED, HOWEVER, that all such indebtedness shall be prepayable at the option of the Company without premium or penalty but may provide for termination fees of the type contained in the Company's credit agreements existing on the date hereof.

          (i) TAX MATTERS. The Company shall not make any tax election that would have a material effect on the tax liability of the Company or settle or compromise any income tax liability of the Company of any of its subsidiaries that would materially affect the aggregate tax liability of the Company or any of its subsidiaries. The Company shall, before filing or causing to be filed any material tax return of the Company or any of its subsidiaries, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return.

          (j) DISCHARGE OF LIABILITIES. Without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed, the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business, consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

          (k) MATERIAL CONTRACTS. Except in the ordinary course of business and consistent with past practices, the Company shall not, and shall not permit any of its subsidiaries to, enter into, modify, amend or terminate any lease or other agreement, instrument, permit, concession, franchise or license which is material to the Company and its subsidiaries or waive, release or assign any material rights or claims other than operating leases for equipment and other agreements having a term of, or being terminable by the Company without penalty within, one year or less; provided, however, that the Company shall be permitted to enter into material agreements in connection with any or all of the transactions identified in Section 5.1(e) of the Disclosure Schedule but only after having received the prior written consent of Parent to the final terms of any such material agreement, which consent shall not be unreasonably withheld or delayed.

          (l) EMPLOYEE BENEFITS. The Company shall not, and shall not permit any of its subsidiaries to, (i) grant any increase in the compensation of any of its directors, officers or employees, except for increases for employees, other than officers, in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Benefit Plans as in effect on the date hereof to any director, officer or employee, (iii) enter into any new employment, severance or termination agreement with any director, officer or employee or (iv) except as may be required to comply with applicable Law, become obligated under any Benefit Plan which was not in existence on the date hereof or amend any such plan in existence on the date hereof.

          (m) ACCOUNTING MATTERS. The Company shall not, and shall not permit any of its subsidiaries to, take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable).

          SECTION 5.2 OTHER ACTIONS. (a) The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect,
(iii) any of the conditions to the Merger set forth in Article VII, not being satisfied or (iv) a Material Adverse Effect.

          (b) The Company shall promptly advise Parent of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect.

          SECTION 5.3 NO SOLICITATION. (a) The Company shall, and shall cause its subsidiaries and their respective officers, directors, employees, consultants, investment bankers, accountants, attorneys and other advisors, representatives and agents ("COMPANY REPRESENTATIVES") to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any "Acquisition Proposal" (as defined below). The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any Company Representative to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; PROVIDED, HOWEVER, that if, prior to the approval of the Merger by the shareholders of the Company, the Board of Directors of the Company determines in good faith, based upon written advice of independent counsel who is not an employee of the Company, that not to do so would be inconsistent with its fiduciary duties to the Company's shareholders under applicable Law, the

Company may, in response to an unsolicited Acquisition Proposal, and subject to compliance with Section 5.3(c), (x) furnish information with respect to the Company pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any subsidiary of the Company or any Company Representative, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.3(a) by the Company. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its subsidiaries or of over 25% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Except as set forth in this Section 5.3, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the approval of the Merger by the shareholders of the Company, the Board of Directors of the Company determines in good faith, based upon advice of independent counsel who is not an employee of the Company, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable Law, the Board of Directors of the Company may (subject to this and the following sentences) (x) withdraw or modify (or propose to withdraw or modify) its approval or recommendation of the Merger and this Agreement or (y) approve or recommend (or propose to approve or recommend) a Superior Proposal (as defined below) or terminate (or propose to terminate) this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an agreement with respect to any Superior Proposal), but in any case, only at a time that is at least [fifteen] days after Parent's receipt of written notice (a "NOTICE OF SUPERIOR PROPOSAL") advising Parent that the Board of Directors of the Company has received a Superior Proposal. The Notice of Superior Proposal shall specify the amount and type of consideration to be paid and such other terms and conditions of the Superior Proposal as the Company determines in good faith to be material and identifying the person making such Superior Proposal. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then committed.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.3, the Company shall promptly advise Parent orally and in writing of the Company's receipt of any Acquisition Proposal, specifying the amount and type of consideration proposed to be paid and all other material terms and conditions of such proposal, and any request for information that may reasonably be expected to lead to or is otherwise related to any such Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. The Company will keep Parent informed on a reasonable basis of the status and details (including amendments) of any such request or Acquisition Proposal.

          (d) During the [fifteen] day period after receipt by Parent of any notice given pursuant to Section 5.3(b) with respect to an Acquisition Proposal which constitutes a Superior Proposal, Parent may, but shall not be obligated to, propose in writing to the Company amendments to this Agreement and the Merger which would meet or exceed the terms and conditions of such Superior Proposal (a "Notice of Amendment"). Upon receipt of any such Notice of Amendment, the Company shall enter into such amendments to this Agreement and the Merger as shall be necessary to reflect the terms proposed by Parent and, if and to the extent required, shall amend or supplement the Proxy Statement to reflect any such amendments to this Agreement and the Merger. Immediately following the execution by the Company and Parent of the amendments to this Agreement and the Merger contemplated by this Section 5.3(d), the Company shall notify the person submitting the Superior Proposal that such proposal is rejected and shall proceed to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof as so amended. Following the rejection of any Superior Proposal pursuant to this Section 5.3(d), the Company and the Company Representatives shall be bound by the provisions of this Section 5.3 with respect to any subsequent Acquisition Proposal, including without limitation Parent's rights hereunder to propose subsequent amendments to this Agreement and the Merger in response to any subsequent Superior Proposal.

          SECTION 5.4 OPINION OF FINANCIAL ADVISOR. The Company shall receive, by no later than September 5, 1997, an opinion from CIBC Wood Gundy Securities Corp. to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and a true and correct signed copy of such opinion, promptly upon receipt thereof, shall be delivered to Parent.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

          SECTION 6.1 SHAREHOLDERS MEETING; PREPARATION OF THE PROXY STATEMENT. (a) The Company shall as soon as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "COMPANY SHAREHOLDERS MEETING") for the purpose of approving this Agreement. Subject to the provisions of Section 5.3(b), the Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement.

          (b) The Company shall as soon as practicable prepare and file a preliminary Proxy Statement with the SEC. The Company and Parent will cooperate in responding to any comments of the SEC or its staff and the Company shall cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare (and if relating to Parent, Parent will also promptly cooperate with the Company in preparing) and mail to its shareholders such an amendment or supplement. The Company will not file or mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

          SECTION 6.2 ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall afford to Parent, and to Parent's officers, directors, employees, consultants, investment bankers, accountants, counsel and other advisors, representatives and agents, reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of the Company and its subsidiaries and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its or its subsidiaries' business, properties and personnel as Parent or any of its officers, directors, employees, consultants, investment bankers, accountants, counsel or other advisors, representatives or agents may reasonably request. All information disclosed and designated in writing as confidential by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the disclosing party, (iv) as may otherwise be required by law or (v) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated in accordance with its terms, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained herein, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          SECTION 6.3 REASONABLE EFFORTS. Each of the Company, Parent and Purchaser agree to use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals by the State of Colorado Limited Gaming Control Commission or filings with the Colorado Division of Gaming or any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company, Parent and Purchaser shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to take all actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, approval, order or authorization of, or any exemption by or waiver from, the Colorado Division of Gaming, the State of Colorado Limited Gaming Control Commission, or any other Governmental Entity or other public or private third party required to be obtained or made by Parent, Purchaser, the Company or any of their respective subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Stock Option Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets having more than a DE MINIMIS value.

          SECTION 6.4 FEES AND EXPENSES. (a) Except as provided below in this Section 6.4, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) The Company shall pay, or cause to be paid, in immediately available funds to Parent, and in addition to any amounts paid or payable by the Company pursuant to the Stock Option, the sum of $3,000,000 (the "TERMINATION FEE") plus all Expenses (as defined below) upon termination of this Agreement (i) by Parent, pursuant to Section 8.1(d) by reason of the failure to satisfy the condition specified in Section 7.3(a) if at the time of such termination there is an outstanding Acquisition Proposal which has not been withdrawn by the person making such Acquisition Proposal, (ii) by the Company pursuant to
Section 8.1(e) or (iii) by either party pursuant to Section 8.1(f) and within twenty-four months after such termination an Acquisition Proposal by a third party is consummated. "EXPENSES" shall mean documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or Purchaser in connection with the Merger, the preparation and negotiation of this Agreement and the Stock Option Agreement and the consummation of any of the transactions contemplated hereby or thereby, including without limitation all fees and expenses of law firms, commercial banks, investment banking firms, accountants, printing firms, information agents, proxy solicitors, experts and consultants to Parent; PROVIDED, HOWEVER, that in no event shall such fees and expenses exceed $500,000.

          (c) In the event that the Company shall fail to pay the Termination Fee or the Expenses when due, the amount of any such Termination Fee or the Expenses shall be increased to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 6.4, together with interest on such unpaid Termination Fee or the Expenses, commencing on the date that such Termination Fee or the Expenses became due, at a rate equal to the rate of interest publicly announced by Mellon Bank N.A., from time to time, in the City of Pittsburgh as such bank's base rate plus 3.00%.

          SECTION 6.5 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

          SECTION 6.6 NOTIFICATION. The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          SECTION 6.7 CERTAIN LITIGATION. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company relating to the Merger, this Agreement or the Stock Option Agreement without the prior written consent of Parent. In addition, subject to its rights under Section 5.3, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with

Parent and Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

          SECTION 6.8 OTHER ACTIONS. (a) Parent and Purchaser shall not, and shall not permit any of their subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of Parent and Purchaser set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VII, not being satisfied.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

          SECTION 7.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) This Agreement shall have been approved by the affirmative vote or written consent of the shareholders of the Company in accordance with the Company's Certificate of Incorporation and By-Laws and the DGCL.

          (b) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger.

          (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

          SECTION 7.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Parent and Purchaser shall have performed or complied with in all material respects their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Effective Time; the representations and warranties of parent and Purchaser contained in this Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Effective Time with the same force and effect as if made on and as of such date, except that those representations and warranties made as of a specific date shall be true in all respects (or all material respects, as the case may be) on and as of such date; and the Company shall have received a certificate signed by an authorized officer of Parent to the foregoing effect.

          (b) The Company shall have received from counsel for Parent and Purchaser an opinion substantially in the form of Exhibit A.

          SECTION 7.3 CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER TO EFFECT THE MERGER. The obligations of Parent and Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) The Company shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement and the Stock Option Agreement required to be performed or complied with at or prior to the Effective Time; the representations and warranties of the Company contained in this Agreement and the Stock Option Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Effective Time with the same force and effect as if made on and as of such date, except that those representations and warranties made as of a specific date shall be true in all respects (or all material respects, as the case may be) on and as of such date; and Parent shall have received a certificate signed by an authorized officer of the Company to the foregoing effect.

          (b) No action or proceeding shall be pending against the Company or Parent before any Governmental Entity which is reasonably likely to have a Material Adverse Effect or to prohibit, restrain, enjoin or restrict the consummation of the Merger.

          (c) All consents, approvals, authorizations and permits of, actions by, filings with or notifications to, Governmental Entities and third parties required in connection with the Merger, including the issuance of all required licenses and approvals by the State of Colorado Limited Gaming Control Commission and the Colorado Division of Gaming shall have been obtained, taken or made.

          (d) The employment agreements in effect between the Company and Stephen J. Szapor, Jr., Alan L. Mayer, Richard Rabin, Robert J. Stephens and Jack Breslin on the date of this Agreement shall be in effect at the Effective Time.

          (e) Dissenting Shares shall not constitute more than 5% of the outstanding Company Common Stock.

          (f) Parent and Purchaser shall have received from counsel for the Company an opinion substantially in the form of Exhibit B.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Shareholders of the
Company:

          (a)  By mutual written consent of Parent and the Company;

          (b) By either Parent or the Company, if the Merger shall not have been consummated on or before September 30, 1998, which date may be extended by the mutual written consent of Parent and the Company;

          (c)  By the Company, if any of the conditions specified in Section
     7.1 or 7.2 have not been met or waived by the Company, but only at and after such time as such condition can no longer be satisfied;

          (d)  By Parent, if any of the conditions specified in Section 7.1 or
     7.3 have not been met or waived by Parent, but only at and after such time as such condition can no longer be satisfied;

          (e) By the Company in connection with entering into a definitive agreement in accordance with Section 5.3(b), provided that the Company has complied with all applicable provisions thereof; or

          (f) By either Parent or the Company, if the shareholders of the Company shall have failed to adopt this Agreement and approve the Merger by written consent or at the Shareholders Meeting.

          (g) By Parent, at any time within sixty days after the date hereof, if the results of Parent's review and examination of the materials contained in or disclosed by the Disclosure Schedule or the books and records, assets, liabilities, commitments, business and prospects of the Company shall not be satisfactory to Parent, in its sole judgement.

          (h) By either Parent or the Company, if, by September 5, 1997, the opinion of the financial advisor referred to in Section 5.4, has not been received or, if received, is not reasonably satisfactory in form and content.

          SECTION 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in
Section 6.4; PROVIDED, HOWEVER, that nothing herein shall (i) relieve any party from liability for any breach hereof or (ii) affect the validity, enforceability or effectiveness of the Stock Option Agreement.

          SECTION 8.3 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.4 WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX

                              GENERAL PROVISIONS

          SECTION 9.1 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by telecopy or by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

          (a)  if to Parent or Purchaser, to:

               Ladbroke Racing Corporation
               Foster Plaza 9
               750 Holiday Drive
               Pittsburgh, Pennsylvania  15220
               Attn:  John Long
               Telecopier:  (412) 937-4418

               with a copy to:

               O'Melveny & Myers LLP
               400 South Hope Street
               Los Angeles, California  90071
               Attn:  John D. Hardy, Jr., Esq.
               Telecopier:  (213) 669-6407

          (b)  if to the Company, to:

               Colorado Gaming & Entertainment Co.
               Union Terrace
               12596 West Bay and Avenue
               Suite 450
               Lakewood, Colorado  80228
               Attn:  Stephen J. Szapor, Jr.
               Telecopier:  (303) 716-5601

               with a copy to:

               LeBoeuf, Lamb, Greene & MacRae LLP
               633 Seventeenth Street
               Suite 2000
               Denver, Colorado  80202
               Attn:  Thomas J. Moore, Esq.
               Telecopier:  (303) 297-0422

          SECTION 9.2  DEFINITIONS.  For purposes of this Agreement:

          (a) an "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "control" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

          (c) "LIEN" means any encumbrance, hypothecation, lien, mortgage, pledge, security interest or other encumbrance; PROVIDED, HOWEVER, that the term "lien" does not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith or
     (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business;

          (d) "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and its subsidiaries taken as a whole;

          (e) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

          (f) a "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          SECTION 9.3 INTERPRETATION. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          SECTION 9.4 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          SECTION 9.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and, except for the provisions of Article II and Article IX, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

          SECTION 9.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

          SECTION 9.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

          SECTION 9.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the States of Colorado, Delaware or California or in Colorado, Delaware or California state court (a "SPECIFIED COURT"), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Specified Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Specified Court and (iv) agrees to waive any defense based upon venue or FORUM non CONVENIENS grounds.

          SECTION 9.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          SECTION 9.10 ATTORNEYS' FEES. In the event of any action by any party arising under or out of, in connection with or in respect of, this Agreement or the transactions contemplated hereby, including any participation in bankruptcy proceedings to enforce against a party a right or claim in such proceedings, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such action. Attorneys' fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                     LADBROKE RACING CORPORATION



                                     By:  /s/ John Long
                                          -----------------------------------
                                          Name:  John Long
                                          Title:  President and Chief
                                                  Operating Officer



                                     CG&E ACQUISITION CORP.



                                     By:  /s/ John Long
                                          -----------------------------------
                                          Name:  John Long
                                          Title:  President



                                     COLORADO GAMING & ENTERTAINMENT CO.



                                     By:  /s/ Stephen J. Szapor, Jr.
                                          -----------------------------------
                                          Name:  Stephen J. Szapor, Jr.
                                          Title:  President



                                      S-1